Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, dated as of December 16, 2024 (the “Employment Agreement”), by and between Lake Shore Bank (the “Bank”) and Kim C. Liddell (the “Executive”) is entered into as of January 20, 2026. Capitalized terms which are not defined herein shall have the same meaning as set forth in the Employment Agreement.

WHEREAS, the Employment Agreement provides for a three-year term, with an annual renewal, so that the remaining term is three-years from such renewal date, provided that the Board of Directors of the Bank, at least ninety (90) days prior a renewal date, reviews the executive’s performance and affirmatively approves the renewal of the term for an additional year;

WHEREAS, the Bank and Executive desire to amend the Employment Agreement to provide that the three-year term will automatically renew for an additional year on each renewal date unless a notice of non-renewal is delivered to the Executive; and

WHEREAS, Section 15 of the Employment Agreement provides that the Employment Agreement may be amended by a writing signed by the parties to the Employment Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Employment Agreement is hereby amended as follows:

Section 1. Three Year Contract, Annual Renewal. Section 1 of the Employment Agreement is hereby amended and restated to read as follows:

“1 The Bank hereby employs the Executive and the Executive agrees to be employed by the Bank on the terms and conditions set forth in this Agreement. The term of the Agreement is three years commencing on January 20, 2026 (the “Term”). On January 20, 2027, and on each anniversary thereafter, the Term shall be extended automatically for one additional year unless the Board of Directors of the Bank (the “Board”) gives Executive written notice of non-renewal (the “Non-Renewal Notice”). If the Board gives Executive a Non-Renewal Notice, this Agreement shall remain in effect until the remaining Term expires, unless the parties agree that the Term shall end on an earlier date. Notwithstanding the foregoing and regardless of any Non-Renewal Notice, this Agreement shall remain in effect for a period of thirty-six (36) months following the effective date of a Change in Control if a Change in Control occurs during the Term. Reference herein to the Term will refer to both such initial term and such extended terms.”

Section 2. Effectiveness. This Amendment shall be deemed effective as of January 20, 2026. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be

Exhibit 10.7

otherwise unaffected.

Section 3. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York but only to the extent not superseded by federal law.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Bank, Company and Executive have signed this Amendment as of January 20, 2026.

LAKE SHORE BANK

By: /s/ Kevin M. Sanvidge

Chairman of the Board

EXECUTIVE

/s/ Kim C. Liddell

Kim C. Liddell